Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-251490, 333-235634, and 333-230748 on Form S-3 and Registration Statement Nos. 333-239006 and 333-235635 on Form S-8 of Callon Petroleum Corporation of our report dated March 31, 2021, relating to the financial statements of BPP Energy Partners LLC included in this Current Report on Form 8-K dated November 19, 2021.
/s/ Deloitte & Touche LLP
Dallas, Texas
November 19, 2021